UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. ___)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
THE TRADE DESK, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The Trade Desk, Inc.
42 N. Chestnut Street
Ventura, California 93001
SUPPLEMENT TO PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS
To be held October 19, 2026

This supplement (the “Supplement”) amends and supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed by The Trade Desk, Inc. (the “Company”) with the U.S. Securities and Exchange Commission relating to the Company’s Special Meeting of Stockholders (the “Special Meeting”) to be held on October 19, 2026.
After the Company filed the Proxy Statement, an inconsistency in the disclosure of the treatment and effect of abstentions with respect to Proposal One was identified. The Company believes that the inconsistency in the Proxy Statement is immaterial and that no further disclosure is required by applicable statute, rule, regulation, or law beyond that already contained in the Proxy Statement. However, the Company is voluntarily amending certain disclosures in the Proxy Statement with the supplemental disclosures set forth below (the “Supplemental Disclosures”) under the heading “Supplemental Disclosures to the Proxy Statement.” Nothing in the Supplemental Disclosures shall be deemed an admission of the necessity or materiality under applicable laws of any of the disclosures set forth herein.
Other than the Supplemental Disclosures listed below, the Proxy Statement remains unchanged, and this Supplement does not otherwise amend, supplement, or affect the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as amended and supplemented by this Supplement. This Supplement should be read in conjunction with the Proxy Statement and the other proxy materials previously made available to stockholders in connection with the Special Meeting. If you have already voted your shares, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal.
Supplemental Disclosures to the Proxy Statement
The text under “How Are Abstentions Counted?” in the Questions and Answers About the Special Meeting, the Proxy Materials, and Voting Your Shares section of the Proxy Statement is amended and restated in its entirety to read as follows (amendments are marked, with new text bold and underlined, and deleted text bold and stricken through):
You may choose to abstain or refrain from voting your shares on one or more issues presented for a vote at the Special Meeting. However, for purposes of determining the presence of a quorum, abstentions are counted as present. For the purpose of determining whether the stockholders have approved a matter, ~~abstentions will count as a vote “AGAINST” Proposal One; however,~~ because abstentions will not be counted as “votes cast,” abstentions will have no effect on the vote on either Proposal One or Proposal Two.